EXHIBIT 11

                                 FIBERMARK, INC.

                         STATEMENT REGARDING COMPUTATION
                            OF NET EARNINGS PER SHARE
                                    Unaudited

Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the six-month period ended June 30, 1998 and 1997.

                                               -------------      -------------
                                               June 30, 1998      June 30, 1997
                                               -------------      -------------

BASIC SHARES
   Weighted average number of
   shares issued and outstanding                   7,727,042          6,064,635

DILUTIVE SHARES
   Average Fixed Stock Options                       372,534            325,073
                                               -------------      -------------

   Adjusted weighted average shares                8,099,576          6,389,708